EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Reports First Quarter 2024
Financial and Operating Results
Houston, Texas (May 2, 2024) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for the three months ended March 31, 2024.
Highlights
•Reduced net leverage ratio to approximately 3.9x, a dramatic reduction from 5.4x in the fourth quarter of 2023, furthering progress toward achieving 3.5x net leverage target
•First quarter 2024 net income of $132.9 million, adjusted EBITDA of $70.1 million, cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $32.5 million and free cash flow (“FCF”) of $17.2 million
•Connected 71 wells during the first quarter
•Active customer base with three drilling rigs and more than 80 DUCs behind our systems
•Successful conclusion to the Double E open season resulting in an incremental 75 MMcfd, 10-year take or pay commitment and primary term extension with an existing customer plus an additional 150 MMcfd of non-binding bids from third parties
•Sold remaining Northeast assets in West Virginia for approximately $75 million1
•Revised pro forma 2024 Adjusted EBITDA guidance of $170 million to $200 million2
Management Commentary
Heath Deneke, President, Chief Executive Officer, and Chairman, commented, “Summit's first quarter 2024 financial and operating results were generally in line with management expectations, despite severe winter weather in the DJ Basin impacting volumes in January. With the previously announced Utica transaction and today’s announced sale of our Mountaineer Gathering System in West Virginia to Antero Midstream LLC, we have now fully exited the Northeast segment and will focus on several organic and bolt-on acquisition opportunities in our Rockies and Permian segments. Pro forma for the Utica and Mountaineer transactions, we have dramatically reduced net leverage to approximately 3.9x, a 1.5x reduction from the fourth quarter of 2023. We have significant liquidity with a $400 million undrawn revolver and more than $350 million of unrestricted cash to pursue these organic growth and bolt-on acquisition opportunities, while continuing to de-lever the balance sheet and progress toward achieving our 3.5x net leverage target.
We had a very active quarter operationally, connecting 71 wells to the system, with a vast majority of those coming from the Rockies region, which represents nearly half of the total well connects we're expecting in 2024, pro forma for the combined Northeast asset divestitures. Our customers on our remaining segments are completing wells on schedule and continue to hold to their original timing expectations on future wells. As a result, our new Revised 2024 Adjusted EBITDA guidance range of $170 million to $200 million remains generally in-line with our original guidance for the year as adjusted to remove full year contributions of the Northeast segment divestitures.
In the Permian, we’ve continued to make great progress commercializing the available firm capacity on the Double E Pipeline as natural gas production continues to grow in the Delaware Basin. Earlier this week we concluded a successful open season that resulted in the awarding of 75 MMcf/d of incremental take-or-pay commitments with a subsidiary of Matador Resources to support their Marlan Processing Plant expansion in New Mexico, plus, we received an additional 150 MMcf/d of non-binding 10-year take-or-pay bids from other third parties desiring new plant connections in 2025. The amended and restated Matador agreement also provided for an extension of their existing firm service agreements to a new 10-year term effective May 1, 2024. Additionally, we recently executed a new max-rate interruptible agreement for up to 150 MMcf/d of incremental volume from a new customer in New
1 Includes $70.0 million asset sale to Antero Midstream LLC and ~$5.0 million in retained latent compressor units sold to a third party.
2 Represents pro forma Adjusted EBITDA assuming the Utica Transaction and Mountaineer Transaction each closed on December 31, 2023.

EXHIBIT 99.1
Mexico. We’re excited to see the increasing level of demand for residue gas takeaway capacity out of the Delaware Basin materialize and we continue to believe Double E is uniquely positioned to meet the growing near-term and long-term needs of the market."
First Quarter 2024 Business Highlights
SMLP’s average daily natural gas throughput for its wholly owned operated systems decreased 6.5% to 1,327 MMcf/d, and liquids volumes decreased 8.6% to 74 Mbbl/d, relative to the fourth quarter of 2023. OGC natural gas throughput increase from 826 MMcf/d to 849 MMcf/d, a 2.9% increase quarter-over-quarter and generated $14.3 million of adjusted EBITDA, net to SMLP, for the first quarter of 2024. Double E Pipeline gross volumes transported increased from 386 MMcf/d to 467 MMcf/d, a 21% increase quarter-over-quarter and generated $7.3 million of adjusted EBITDA, net to SMLP, for the first quarter of 2024.
Natural gas price-driven segments:
•Natural gas price-driven segments had combined quarterly segment adjusted EBITDA of $49.4 million, representing a 2.0% decrease relative to the fourth quarter, and combined capital expenditures of $2.6 million in the first quarter of 2024.
•Northeast segment adjusted EBITDA totaled $29.0 million, an increase of $0.6 million from the fourth quarter 2023, primarily due a 2.9% increase in volume and an increase in proportionate EBITDA from the OGC joint venture, partially offset by a 10% decrease in volume on our wholly owned systems. During the first quarter, three new wells were brought online behind the Summit Midstream Utica (“SMU”) system and seven new wells were connected behind the OGC joint venture. On March 22, 2024, Summit sold Summit Midstream Utica, LLC, which included its approximately 36% interest in Ohio Gathering Company, LLC, approximately 38% interest in Ohio Condensate Company, LLC and SMU assets to a subsidiary of MPLX LP for $625 million in cash. On May 1, 2024 Mountaineer Midstream, LLC, a wholly owned subsidiary of SMLP, sold the Mountaineer Midstream System to Antero Midstream LLC.
•Piceance segment adjusted EBITDA totaled $15.2 million, a decrease of $0.9 million from the fourth quarter of 2023, primarily due to a 1.6% decrease in volume throughput driven by natural production declines and no new wells connected to the system during the quarter.
•Barnett segment adjusted EBITDA totaled $5.1 million, a decrease of $0.7 million relative to the fourth quarter of 2023, primarily due to 1.6% decrease in volumes from a customer continuing to curtail volumes by approximately 30 MMcf/d, partially offset by four new wells connected to the system from our anchor customer during the quarter. There is currently one rig running and 25 DUCs behind the system.
Oil price-driven segments:
•Oil price-driven segments generated $30.1 million of combined segment adjusted EBITDA, representing a 0.6% decrease relative to the fourth quarter, and had combined capital expenditures of $12.6 million.
•Permian segment adjusted EBITDA totaled $7.3 million, a decrease of $0.7 million from the fourth quarter of 2023, primarily due to a decrease in proportionate EBITDA from our Double E joint venture.
•Rockies segment adjusted EBITDA totaled $22.9 million, an increase of $0.5 million relative to the fourth quarter of 2023, primarily due to increased product margin related to our percent-of-proceeds contracts in the DJ Basin, partially offset by an 8.6% decrease in liquids volume throughput and a 1.6% decrease in natural gas volume throughput. Extreme weather and operational downtime negatively impacted gas volumes in the DJ Basin by approximately 9 MMcf/d during the quarter. There were 57 new wells connected during the quarter, including 39 in the DJ Basin and 18 in the Williston Basin. There are currently two rigs running and approximately 50 DUCs behind the systems.

EXHIBIT 99.1
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended March 31,
	2024	2023
Average daily throughput (MMcf/d):
Northeast (1)	712	591
Rockies	124	108
Piceance	312	287
Barnett	179	199
Aggregate average daily throughput	1,327	1,185

Average daily throughput (Mbbl/d):
Rockies	74	74
Aggregate average daily throughput	74	74

Ohio Gathering average daily throughput (MMcf/d) (2)	849	636

Double E average daily throughput (MMcf/d) (3)	467	264
_________
(1)Exclusive of Ohio Gathering due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross basis, represents 100% of volume throughput for Double E.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$29,021	$17,854
Rockies	22,874	23,130
Permian (3)	7,265	5,073
Piceance	15,233	13,983
Barnett	5,100	7,027
Total	$79,493	$67,067
Less: Corporate and Other (4)	9,434	6,632
Adjusted EBITDA	$70,059	$60,435
__________
(1)We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering. The Partnership records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.

EXHIBIT 99.1
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.
Capital Expenditures
Capital expenditures totaled $16.4 million in the first quarter of 2024, inclusive of maintenance capital expenditures of $2.7 million. Capital expenditures in the first quarter of 2024 were primarily related to pad connections in the Rockies segment.

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$1,535	$659
Rockies	12,558	13,360
Piceance	685	1,032
Barnett	406	65
Total reportable segment capital expenditures	$15,184	$15,116
Corporate and Other	1,214	1,322
Total cash paid for capital expenditures	$16,398	$16,438
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
Capital & Liquidity
As of March 31, 2024, SMLP had $344.6 million in unrestricted cash on hand and a fully undrawn $400 million ABL Revolver with $383.7 million of borrowing availability, after accounting for $4.3 million of issued, but undrawn letters of credit and $12 million of commitment reserve for the 2025 Senior Notes. As of March 31, 2024, SMLP’s gross availability based on the borrowing base calculation in the credit agreement was $684 million, which is $284 million greater than the $400 million of lender commitments to the ABL Revolver. As of March 31, 2024, SMLP was in compliance with all financial covenants, including interest coverage of 1.87x relative to a minimum interest coverage covenant of 1.50x and first lien leverage ratio of -0.26x relative to a maximum first lien leverage ratio of 2.5x. As of March 31, 2024, SMLP reported a total leverage ratio of approximately 3.9x.
As of March 31, 2024, the Permian Transmission Credit Facility balance was $141.1 million, a reduction of $3.8 million relative to the December 31, 2023 balance of $144.8 million due to scheduled mandatory amortization. The Permian Transmission Term Loan remains non-recourse to SMLP.
MVC Shortfall Payments
SMLP billed its customers $7.3 million in the first quarter of 2024 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the first quarter of 2024, SMLP recognized $7.3 million of gathering revenue associated with MVC shortfall payments. SMLP had no adjustments to MVC shortfall payments in the first quarter of 2024. SMLP’s MVC shortfall payment mechanisms contributed $7.3 million of total adjusted EBITDA in the first quarter of 2024.

EXHIBIT 99.1

	Three Months Ended March 31, 2024
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$790	$790	$—	$790
Piceance	4,763	4,763	—	4,763
Northeast	1,707	1,707	—	1,707
Total MVC shortfall payment adjustments	$7,260	$7,260	$—	$7,260

Total (1)	$7,260	$7,260	$—	$7,260
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.
Quarterly Distribution
The Board of Directors of SMLP’s general partner continued to suspend cash distributions payable on its common units and on its Series A fixed-to-floating rate cumulative redeemable perpetual preferred units (the "Series A Preferred Units") for the period ended March 31, 2024. Unpaid distributions on the Series A Preferred Units will continue to accumulate.
Asset Sale Overview
On May 1, 2024, Mountaineer Midstream, LLC, a wholly owned subsidiary of SMLP, sold the Mountaineer Midstream System to Antero Midstream LLC for $70 million in cash, (the “Mountaineer Transaction”). Separately, Mountaineer Midstream, LLC sold latent compressor inventory to a third party for approximately $5 million in cash.
The Mountaineer Midstream System, within the Marcellus shale, is in Doddridge and Harrison counties in West Virginia where it gathers natural gas under a long-term, fee-based contract with Antero Resources Corporation. Volume throughput on the Mountaineer Midstream system is underpinned by minimum revenue commitments from Antero Resources Corporation. These minimum revenue commitments generated ~$6.6 million of shortfall payments in 2023, with contractual expirations in 2025 and 2026. The Mountaineer Midstream system consists of a high-pressure natural gas gathering system and two compressor stations, delivering natural gas to the inlet of the Sherwood Processing Complex and other high pressure gathering lines.
RBC Capital Markets, LLC served as financial advisor for the Mountaineer Transaction and Locke Lord L.L.P. served as legal advisor to Summit.
First Quarter 2024 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on May 3, 2024, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q1 2024 Summit Midstream Partners LP Earnings Conference Call (https://register.vevent.com/register/BIece413d1f8d74a20adea2361c8d96184). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
Upcoming Investor Conference
Members of SMLP’s senior management team will attend the 2024 Energy Infrastructure CEO & Investor Conference which will take place on May 21–23, 2024, the 2024 RBC Capital Markets Global Energy, Power & Infrastructure Conference taking place on June 4–5, 2024, and the BofA Securities 2024 Energy Credit Conference

EXHIBIT 99.1
on June 5–6, 2024. The presentation materials associated with these events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of the conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.

EXHIBIT 99.1
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred unitholders less growth capital expenditures, less investments in equity method investees, less distributions to common and preferred unitholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in four unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by SMLP or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2023 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2024. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(In thousands)
ASSETS
Cash and cash equivalents	$344,590	$14,044
Restricted cash	3,454	2,601
Accounts receivable	66,587	76,275
Other current assets	5,935	5,502
Total current assets	420,566	98,422
Property, plant and equipment, net	1,447,443	1,698,585
Intangible assets, net	147,304	175,592
Investment in equity method investees	273,476	486,434
Other noncurrent assets	31,786	35,165
TOTAL ASSETS	$2,320,575	$2,494,198

LIABILITIES AND CAPITAL
Trade accounts payable	$18,063	$22,714
Accrued expenses	36,554	32,377
Deferred revenue	8,899	10,196
Ad valorem taxes payable	3,282	8,543
Accrued compensation and employee benefits	2,824	6,815
Accrued interest	44,826	19,298
Accrued environmental remediation	1,854	1,483
Accrued settlement payable	6,667	6,667
Current portion of long-term debt	29,098	15,524
Other current liabilities	7,476	10,395
Total current liabilities	159,543	134,012
Long-term debt, net of issuance costs	1,127,287	1,455,166
Noncurrent deferred revenue	28,761	30,085
Noncurrent accrued environmental remediation	1,278	1,454
Other noncurrent liabilities	28,298	30,266
TOTAL LIABILITIES	1,345,167	1,650,983
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	126,794	124,652

Partners' Capital
Series A Preferred Units	100,113	96,893
Common limited partner capital	748,501	621,670
Total partners' capital	848,614	718,563
TOTAL LIABILITIES AND CAPITAL	$2,320,575	$2,494,198

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Revenues:
Gathering services and related fees	$61,985	$57,371
Natural gas, NGLs and condensate sales	49,092	49,163
Other revenues	7,794	5,965
Total revenues	118,871	112,499
Costs and expenses:
Cost of natural gas and NGLs	30,182	30,882
Operation and maintenance	25,012	23,972
General and administrative	14,785	9,987
Depreciation and amortization	27,867	29,824
Transaction costs	7,791	302
Acquisition integration costs	40	1,502
Gain on asset sales, net	(27)	(68)
Long-lived asset impairments	67,916	—
Total costs and expenses	173,566	96,401
Other income (expense), net	(13)	56
Gain (loss) on interest rate swaps	2,590	(1,273)
Gain on sale of business	86,202	18
Gain on sale of equity method investment	126,261	—
Interest expense	(37,846)	(34,223)
Income (loss) before income taxes and equity method investment income	122,499	(19,324)
Income tax benefit (expense)	(210)	252
Income from equity method investees	10,638	4,909
Net income (loss)	$132,927	$(14,163)

Net income (loss) per limited partner unit:
Common unit – basic	$12.05	$(1.82)
Common unit – diluted	$11.47	$(1.82)

Weighted-average limited partner units outstanding:
Common units – basic	10,449	10,213
Common units – diluted	10,980	10,213
__________

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Other financial data:
Net income (loss)	$132,927	$(14,163)
Net cash provided by operating activities	43,616	49,695
Capital expenditures	16,398	16,438
Contributions to equity method investees	—	3,500
Adjusted EBITDA	70,059	60,435
Cash flow available for distributions (1)	32,534	24,903
Free Cash Flow	17,178	7,566
Distributions (2)	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,327	1,185
Aggregate average daily throughput – liquids (Mbbl/d)	74	74

Ohio Gathering average daily throughput (MMcf/d) (3)	849	636
Double E average daily throughput (MMcf/d) (4)	467	264
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$132,927	$(14,163)
Add:
Interest expense	37,846	34,223
Income tax expense (benefit)	210	(252)
Depreciation and amortization (1)	28,102	30,059
Proportional adjusted EBITDA for equity method investees (2)	20,675	11,638
Adjustments related to capital reimbursement activity (3)	(2,923)	(1,186)
Unit-based and noncash compensation	2,772	1,929
Gain on asset sales, net	(27)	(68)
Long-lived asset impairment	67,916	—
(Gain) loss on interest rate swaps	(2,590)	1,273
Gain on sale of business	(86,202)	—
Gain on sale of equity method investment	(126,261)	—
Other, net (4)	8,252	1,891
Less:
Income from equity method investees	10,638	4,909
Adjusted EBITDA	$70,059	$60,435
Less:
Cash interest paid	9,210	9,420
Senior notes interest adjustment (5)	25,645	21,883
Maintenance capital expenditures	2,670	4,229
Cash flow available for distributions (6)	$32,534	$24,903
Less:
Growth capital expenditures	13,728	12,209
Investment in equity method investee	—	3,500
Distributions on Subsidiary Series A Preferred Units	1,628	1,628
Free Cash Flow	$17,178	$7,566
__________
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. The Partnership records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2024, the amount includes $8.0 million of transaction and other costs. For the three months ended March 31, 2023, the amount includes $1.5 million of integration costs.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.

(6)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2024	2023
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:

Net cash provided by operating activities	$43,616	$49,695
Add:
Interest expense, excluding amortization of debt issuance costs	34,341	31,062
Income tax expense (benefit)	210	(252)
Changes in operating assets and liabilities	(14,656)	(20,114)
Proportional adjusted EBITDA for equity method investees (1)	20,675	11,638
Adjustments related to capital reimbursement activity (2)	(2,923)	(1,186)
Realized (gain) loss on swaps	(1,346)	379
Other, net (3)	8,233	400
Less:
Distributions from equity method investees	17,082	10,403
Noncash lease expense	1,009	784
Adjusted EBITDA	$70,059	$60,435
Less:
Cash interest paid	9,210	9,420
Senior notes interest adjustment (4)	25,645	21,883
Maintenance capital expenditures	2,670	4,229
Cash flow available for distributions (5)	$32,534	$24,903
Less:
Growth capital expenditures	13,728	12,209
Investment in equity method investee	—	3,500
Distributions on Subsidiary Series A Preferred Units	1,628	1,628
Free Cash Flow	$17,178	$7,566
__________
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. The Partnership records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2024, the amount includes $8.0 million of transaction and other costs. For the three months ended March 31, 2023, the amount includes $1.5 million of integration costs and $1.1 million of realized gains on interest rate swaps.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 secured and unsecured notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(5)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP